July 5, 1995

Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934, we are transmitting herewith the attached Form 8-K dated May 18, 1995.

Sincerely.



KATHY GIES
Lands' End, Inc.
One Lands' End Lane
Dodgeville, WI.  53595






               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported)   May 18, 1995


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday,
May 18, 1995.

                          SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.



































                                        LANDS' END, INC.

Date July 5, 1995              By: /s/ STEPHEN A. ORUM
                                       Stephen A. Orum
                                       Executive Vice President,
                                       Chief Operating Officer &
                                       Chief Financial Officer

Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 18, 1995.




                        LANDS' END, INC.
                      8TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS


                       New York, New York
                          May 18, 1995
                       (edited transcript)



MIKE SMITH
     Good morning.  Welcome to our New York analysts meeting.
It's good to have you all here on this lovely day.

     I'm Mike Smith, or as all the reports say, 34-year-old Michael Smith, and I'm the new president and chief executive officer. To my left is Mindy Meads, who is our senior vice president of merchandising and design, and to her left is Chip Orum, who is our chief financial and chief operating officer. In the back of our room here is Don Hughes, who is our director of financial services. I'll start by having Chip present our financial results.

CHIP ORUM
        ***************************************************
Chart 1 -- Net sales (in millions)

      FY-1991 -- $602        1QFY-1995 -- $187
      FY-1992 -- $683        1QFY-1996 -- $207
      FY-1993 -- $734
      FY-1994 -- $870
      FY-1995 -- $992

     In fiscal 1995, net sales increased $122 million to $992 million due to increased catalog circulation and from sales increases in our international and new businesses. Sales were stronger in the first half of the year. Over the past five years sales have increased at a compound growth rate of about 12.5 percent.

     For the first quarter of this year, sales were up 11 percent, and nearly all of the growth was accounted for in our international and new businesses. Our core business had flat sales with last year.

        ***************************************************


Chart 2 -- Catalogs mailed (in millions)

      FY-1991 -- 117
      FY-1992 -- 123
      FY-1993 -- 136
      FY-1994 -- 155
      FY-1995 -- 191

     In fiscal 1995 we mailed 23 percent more catalogs, 191 million in total. The corresponding increase in circulation the prior year was about 14 percent. During the past year, we mailed an additional edition each of the prospector, Kids catalog and Beyond Buttondowns. And as you know we prospected heavily during the year last year.

     In addition to the increases in our Lands' End monthly and specialty catalogs, our international circulation increased sharply due to the growth in the U.K. and the launch of our Japanese business.

        ***************************************************
Chart 3 -- Customers (in millions)
           36-month buyers/Housefile names

      FY-1991 -- 5.5/12.5
      FY-1992 -- 6.1/14.1
      FY-1993 -- 6.8/15.6
      FY-1994 -- 7.4/18.1
      FY-1995 -- 8.2/20.4

     At the end of last year we had over 20 million names on our mailing list. Of this total, 8.2 million customers made a purchase during the last three years, about an 11 percent increase over the prior year.

        ***************************************************
Chart 4 -- Gross profit margin

      FY-1991 -- 40.4%       1QFY-1995 -- 42.6%
      FY-1992 -- 42.2%       1QFY-1996 -- 44.0%
      FY-1993 -- 41.8%
      FY-1994 -- 41.1%
      FY-1995 -- 42.7%

     Gross profit margin in F95 was 42.7 percent, about 160 basis points higher than the prior year and a five year high. The improvement in margin was largely due to better merchandise costs from improvements in domestic and foreign sourcing. About 25 percent of the merchandise sold in F95 was sourced offshore, compared to about 20 percent in the prior year.


     For the quarter just ended this year, gross margin improved further due to greater growth in our high gross margin businesses and continued improvement in the full price core businesses. Our international businesses generally carry higher gross margins in order to help compensate for the structurally higher operating costs in those countries. Liquidations offset some of the full price margin improvement. Sales from liquidations represented about 11 percent of total sales, compared with 8 percent last year, primarily due to the timing of the fall/winter clearance catalog.

        ***************************************************
Chart 5 -- SG&A ratio

      FY-1991 -- 36.3%       1QFY-1995 -- 38.5%
      FY-1992 -- 35.0%       1QFY-1996 -- 43.1%
      FY-1993 -- 34.2%
      FY-1994 -- 33.0%
      FY-1995 -- 36.3%

     Last year, our selling, general and administrative expense ratio rose 330 basis points, after several years of decline. The favorable trend in the prior years was principally a result of stable postal prices, a soft paper market and better printing costs. About 45 percent of our SG&A expense is catalog expense.

     Last year, the rise in our SG&A ratio was principally due to spending to develop international and new businesses, increase customer acquisition and upgrade our consumer package delivery by offering two-day UPS delivery service.

     While spending on international, new businesses and two-day delivery service continued to be factors in the first quarter this year, we are now feeling the effects of a 14 percent postal rate increase and sharply higher paper prices. These, coupled with lower sales per catalog mailed in the U.S., have had a negative impact on the SG&A ratio.

     Finally, we experienced stronger growth in our international and new businesses during the quarter. These businesses generally have higher operating costs, which has also had a negative impact on the consolidated SG&A ratio.

        ***************************************************
Chart 6 -- Pretax return on sales

      FY-1991 -- 4.1%        1QFY-1995 -- 4.3%
      FY-1992 -- 7.0%        1QFY-1996 -- 1.1%
      FY-1993 -- 7.4%
      FY-1994 -- 8.0%
      FY-1995 -- 6.0%

     Pretax return on sales declined to 6 percent for last year due to the higher operating costs I discussed. For the quarter, pretax margin was 1 percent, reflecting the lower than anticipated demand generated by the catalogs.

        ***************************************************
Chart 7 -- Net earnings per share

      FY-1991 -- $0.38       1QFY-1995 -- $0.14
      FY-1992 -- $0.77       1QFY-1996 -- $0.04
      FY-1993 -- $0.92
      FY-1994 -- $1.18
      FY-1995 -- $1.03

     In fiscal 1995 earnings per share were $1.03 compared with $1.18 before a change for accounting in income taxes in fiscal 1994 when we adopted FAS 109, which added about $1.3 million to income or about $0.04 per share. Earnings per share for the first quarter this year were $0.04.

        ***************************************************
Chart 8 -- Year-end inventory/First time fulfillment
                               (dollars in millions)
      FY-1991 -- $ 74/82%
      FY-1992 -- $123/87%
      FY-1993 -- $106/87%
      FY-1994 -- $150/85%
      FY-1995 -- $169/88%

     Inventories at the end of F95 were $169 million, up 13 percent from the prior year and in line with our sales increase. Importantly, our fulfillment rate improved to 88 percent for the year. As you know, our fulfillment goal is to ship 90 percent of the items at the time the customer orders. We have continued to make some headway regarding fulfillment into this year.

     Although not shown on the chart, inventory at the end of the first quarter was $191 million, up about 14 percent from a year ago. Growth in the international and new business area accounted for about half of the increase in inventory.

        ***************************************************
Chart 9 -- Return on average shareholders' investment

      FY-1991 -- 13%
      FY-1992 -- 23%
      FY-1993 -- 25%
      FY-1994 -- 28%
      FY-1995 -- 20%

     Return on equity declined to 20 percent in F95, principally due to a lower level of profits. We continued to operate the business without any long term debt, and we utilize domestic and foreign bank lines for our seasonal and operating needs.

     In summary, we had a disappointing year in F95, and we are not pleased with business to date. The bulk of our sales and profits are derived from our core monthly catalog. We need a productivity improvement in these catalogs in order to offset our rising costs.

At this point, I'll turn it back to you Mike, and we'll take your questions at the end.


MIKE SMITH

     Thanks Chip. Last year Bill End and Dave Dyer talked quite a bit about some of the specific actions we were taking for the business. While I will be talking about some of that today, I'd like to touch a little bit more on how we're going to approach things, our philosophies, values and beliefs about the business. I know you might prefer more talk on the specifics, but I'd like to suggest that these philosophies are far more important to you than any individual action that we're going to be taking. My goal is not necessarily to get you to agree with me, but I would like you to at least come away from here with a clear understanding of the values and philosophies and beliefs that will be guiding the business in the future.

     I started with Lands' End about 12 years ago, and I started, as many graduates do, with certain ideals about how business should be operated -- ideals about serving the customer, treating them right and doing the right thing. But I soon learned from many of my friends that politics and egos and budgets and profits often got in the way of serving the customer.

     But I found a different atmosphere at Lands' End. It truly was an atmosphere that was focused on the customer. The most common questions asked were, "How is this going to affect the customer?" Or "What is the customer going to think?"

     Titles weren't used and were rarely even known. People all had a job to do, everybody was important and respected. There's one story that sticks in my mind from that time, that really made an impression on me and made me realize that Lands' End was a
place that I wanted to stay and work.   It was around Christmas
time of my first year. We had run out of a particular hot-selling sweater, and it turned out we couldn't get any more from our current supplier who was overseas. But we could get a reorder domestically and get it delivered in time for Christmas. The only problem was our cost was going to be higher than what we were selling the sweater for at retail. Anyway, we decided to buy the sweater from our domestic supplier and lose money on those sweaters so we could satisfy the customer.

     That was typical of decisions that were made at the time. The customer was always first, and that's the kind of atmosphere that we'd like to see at Lands' End today. I'm not saying we want to sell product below cost. Obviously, it's pretty tough to make money that way. But a company that's willing to go to great lengths to satisfy the customer, is truly committed to the customer.

     I've been asked and the question has been raised in the media, if I am going to be doing what Gary Comer wants me to do, or am I going to be making my own decisions? The answer in most cases is both. It will come as no surprise to anybody who is at all close to Lands' End that we share most of the same views, and we agree completely on those core values and core philosophies that have always guided the business.

     I share wholeheartedly Gary's views about the customer and the employees out in Dodgeville. A lot of what I've learned has come from Gary Comer and Dick Anderson. Because of all this, the Wall Street Journal article that was published recently talked about rejecting modern management techniques and going back to old-fashioned values. It assumed that it meant a return to the past for Lands' End, and I'll tell you in some ways it is going to be a return to the past.

     But I found it rather ironic that the article implied that we were resistant to change. If you look back over time, Lands' End has a long list of firsts that have been pioneered in the catalog industry: the 800 number, 24 hour service, business reply cards in the catalog, full-page black and white national ads. These things weren't done to any degree until Lands' End pioneered them. And Gary and Dick, more than anyone I know, always challenged people to come up with new ways of doing things and challenging the status quo.

     The only things that we're resistant to change are those fundamental beliefs that are central to who we are as a company. There are three areas where those fundamental beliefs guide us, and they are our commitment and devotion to the product, a passion for the product, commitment to the customer and the creativity we bring to executing these ideas.

     These are the old-fashioned values that Lands' End is returning to. The old-fashioned way of doing business meant building product that we could be proud of, product that was unique and original and distinctive. Not sometimes, not even most of the time, but all the time.

     The old-fashioned way of doing business meant treating every customer like they were your one and only customer. Not sometimes, not most of the time, but all the time, with each and every phone call.

     The old-fashioned way of doing business meant challenging the way we did things, breaking new ground whenever and wherever we could. These are the things that have made Lands' End successful in the past and will continue to make us successful in the future.

     The thing to remember is that strategies and tactics and the way we do business can change over time and it should change as the needs of the business change. But those core philosophies and values that the business was built on should not change over time.

     At the core of who we are as a company is product, so now
Mindy Meads is going to tell you a little bit about our approach to merchandise and product development.


MINDY MEADS

     Good morning, and thank you Mike. Before I get started I want to take a few moments to tell you about my background. I've had over 20 years experience in women's apparel, with 16 years in department stores. I spent 12 of those years at Macy's, 10 in New York and the last two years as senior vice president of women's apparel in the Macy's South/Bullock's Division. I had one year at The Limited where I merchandised dresses. That year was spent learning more about product development. I've been at Lands' End four years, 3 1/2 years merchandising womenswear.
Last fall, I was given additional responsibility over menswear, and as of the first of this year, I took on the balance of the coed, outerwear, sweaters and luggage. This structure allows me to focus on the total core book and ensure that the product and the presentation has one eye.

     I will also oversee the specialty tailored businesses for men and women. The Kids catalog and the Coming Home catalog will now be operated as separate divisions with managing directors reporting to Phil Iosca, who previously managed Kids and coed.

     I'd like to talk a bit about our product and our merchandising strategy. The individual customer continues to be our primary focus, and building a lasting relationship by listening to our customer is really the key to our future growth.
Our long-standing commitment to quality is currently being further enhanced by an intense scrutiny of all the core product.


That has always been what Lands' End stood for, but we are now raising the bar on quality. We feel this strategy will distance us from the competition and improve our customer loyalty.

     An example I'll talk about today is an item we are updating in the fall season, our mesh knit shirt. It's important to know how we go about developing a product. We start by looking at the competition and seeing what's out there, we look at our own product, and then hold focus group meetings to listen to our customers' comments as they compare our product with the competition. At that point, we can totally understand what they like and don't like about ours and our competitors, and what is most important to them.

     Next we look at fabric. Rather than starting with price or style or gimmick, fabric is where we think the product needs to be started. With our new mesh knit shirt, we've changed the fabric from a four-sided diamond construction to a six-sided honeycomb pique, which in essence is a double pique. This gives our shirt a much softer hand and a slightly heavier weight which is what our customers told us they liked. We changed the shoulder tape on the inside, around the neck and the shoulders, from a mesh to a jersey, which will provide much softer, more comfortable wearing garment.

     In construction, we changed to a sewn-on placket in the front, a design detail that we think is an attractive look with a much cleaner finish to enhance comfort. We put treetop vents in the bottom, a detail usually found in cut-above, expensive product. That extra detail will prevent the garment from fraying at the bottom. To finish it, we put topstitching around the top and around the sleeves to give it a more finished, decorative look, and also stronger reinforcement.

     Once the garment was finished, we did our usual extensive wear tests with our employees, and we found they really loved it.
This product will be priced at $21 which is half the price of our key competitor's.

     Our mesh knit shirt is currently priced at $19.50, so we don't believe this is a significant price increase. Generally, our prices for fall will not show significant price increases even with the pressure from increased cotton and wool prices. We have other improved items for the fall and will be extending this program over the next year to bring this same scrutiny to all of our large core programs. So please stay tuned and see what's in store for the spring.

     We're very excited about our program to revitalize all of our core products. The competition is fierce, and we believe what will distinguish us is taking those items that have been extremely successful and the standard in the industry and making them even better.

     I also want to update you a little bit about design. This is the third year we've had a design department. Initially, we had a couple of designers in the men's area and expanded into the women's. We now have a head of design for men's and a head of design for women's. In the men's area we have two designers, a knit designer and an outerwear designer, and in women's we have designers for tailored, for casual and for knits. They all came from great backgrounds, from great companies, and they have a lot
of experience.   And they understand who the Lands' End customer
is. They will be providing unique styling that is timeless for our classic traditional customer, unlike fads that come and go.
I think it's crucial that we stay focused on who we are and what kind of product our customers need. Our designers are instrumental in directing these upgrades I'm talking about. They are the key, along with myself and our two general merchandise managers, in directing where we are going.

     We're also currently piloting a program that will extend the ability of our design, merchandise and quality teams to electronically communicate product specifications to our vendors. Our designers will be able to draw their designs and sketches directly on the computer to send to a manufacturer. This will dramatically speed up the product development process.

     One of the key changes that is taking place is the amount of coordination that we're doing. In the past, I had developed a process that coordinated women's, and now we've expanded this to men's. This improved coordination across the men's and women's divisions will give us a much stronger brand identity for the total core book. This will deliver better continuity in both the product and in our presentation to the customer. The synergy that exists by working closer as a team is one of the keys to our future success. This will eliminate a lot of duplication of effort that occurred in the past, when individual categories or individuals could go off in different directions. I will be looking at it as a total and making sure that you see one focus. Another area we're concentrating on is color. We may have become over-assorted in color. While we need to keep track of our stock keeping units (SKUs), it's also a customer benefit to edit and provide a stronger direction and clarity. In the past, each team selected their own colors from a base palette. We're taking it a step further and really looking to make sure that not only will the garments work together more closely, but we will also have more cohesiveness from category to category, book to book and season to season. Our customer keeps coming back for some colors, and we want to make sure that the navy is the same navy for two seasons, the red is the same red. What we hear from our customers is that they build their wardrobe from each book and then from season to season.
     Another trend that we see in the market is the trend toward casual dressing. It's been around for a few seasons, but it seems to be getting stronger and is having a benefit to our business. As the trend toward casual dressing continues at the office and because technologies are allowing more people to work at home, we feel that our products are well-positioned for this growth. It is very evident in some of the successes we're seeing this spring -- our casual bottom business for both men's and women's is strong. Other examples are the five pocket jean that's been a staple at $30, our $32 chino pant that is also doing well. The latter is a good example of an item we upgraded a year or so ago. We looked at the fabric, looked for the best combed cotton, added the right finishing, and, frankly, that item is even stronger now than when it was first introduced.

     While we'll also continue to offer select tailored product in the main books, our focus for the core book will be dominated by casual lines. This will allow each book to have a focus and to be differentiated. We'll continue with our current strategy in Beyond Buttondowns. Franz Weiglein, one of our merchants, will be director of Beyond Buttondowns, which will allow Joe Sirianni, our GMM of men's, to focus on the core book. This will distinguish those two books and let Beyond Buttondowns become even more tailored, for example, expanding the suiting separates that have been successful.

     In the Textures area, we're still in a learning mode. While we've had some successes this spring and feel good about the direction we're taking, we're trying a different format for fall. We're going to be inserting a 24-page section into selected books instead of issuing a separate book to find out from our customer which way she really wants to shop.

     Another trend we're all aware of is increased fabric prices. Cotton is up over 40 percent, wool over 50 percent and cashmere, an important fiber for us, over 60 percent. These three fibers represent approximately 75 percent of our business. But we're really taking a somewhat different strategy than what we think we're hearing from the competition. We're going to continue to upgrade our products, even with the increased fabric prices, and make them even finer. This will set us apart from the competition who may be opting to use more blends which may be cheaper. In talking to the mills, both domestically and in the Orient, our approach is definitely a different direction than that of our competition.

     As I mentioned earlier, although piece goods are going up, we do not anticipate making significant price increases. There may be a dollar or two increase on some products, but we will still be way below the market. On key core programs, prices will be maintained: our turtleneck at $15, a key price point; our pinpoint shirt at $19.50; our five pocket jean at $30. These are areas where we don't want to raise our retail this fall.

     Part of that ability to keep those prices is that our offshore production is about 25 percent this year, which is significantly different from the industry. We anticipate that this could grow to 30 percent. We don't know what the final number will be, as we want to be comfortable with the fulfillment before we go further. We also supplement our domestic sourcing with 807 production, so we have ability to get quick response with better pricing. By changing this mix, I believe we will be able to once again increase our gross margin this year.

     Though it may seem somewhat contradictory, our three key points are to constantly improve quality, keep prices at a minimum to retain our value positioning, and improve margin with a better mix of sourcing.

     Another strategy that is important to Lands' End is our three way partnership -- Lands' End, the worldwide manufacturers and the mills. Keeping all three in the loop allows us to better control our inventories and improve fulfillment. With business being tougher, as described by the numbers that were shown, we feel comfortable that we have the inventory under control. Because of the processes in place, we can react to the business as it changes and as it becomes more difficult. We're ahead of schedule in the implementation of electronic data linkage that makes net position management possible, and over 60 percent of our shipments are on net position management today.

     Another method that supplements that process is to coordinate fabrics across styles. In the past, each style would have its own fabric. Now, for example in the women's area, there may be seven styles drawing from a particular knit, and we'll be doing the same with some of the coed product to even make it stronger. This provides us the ability to commit to greige goods, commit to contingency plans and control the dates of coloring, size and cut. This limits our risk of overstock and also allows us to more successfully chase the runners.

     In summary, our structure will allow us to build on our strengths, continue to improve quality, provide the best value to our customer, and offer unparalleled service.

MIKE SMITH

     Thanks Mindy. So once we get the product right, and obviously we spend a lot of time on that as Mindy just outlined, the next step in the process is to sell it, and our means for selling obviously is the catalog. How we merchandise the catalog, how we present the product on the page, has a tremendous impact on the performance of each book. Different creative presentations can have different sales levels of 25-50 percent or even more. It doesn't cost any more to put an effective presentation on a page than an ineffective presentation, so it has huge bottom line implications. And because quality is what we stand for, one of the key points is getting across those quality differences in the catalog. And that's sometimes difficult to do.

     We spend a lot of time scrutinizing the layouts and the spreads and how we put things on the page. Let me just talk about one element of that, the headline. If you look at competitive catalogs, you'll notice that nobody really does headlines like we do. What we try to do with the headline is to come up with the one most compelling reason to buy the product, instead of a generic headline like "this product is high quality, a lot of details, better value." Our headlines need to state the one thing that's going to get our customers to buy that product over competitive product. Our customers are very intelligent, they're highly educated and they want to know this information. They come to us for this information, and that's something that nobody else does.

     We want to be able to educate them so they can make informed buying decisions whether they buy from us or whether they buy from a competitive catalog. Because we feel that our product, when the customer is fully informed, is a better value.

     So everything about the pages is scrutinized, the headline, the allocation of space to the different products, the focus on the page. It's a combination of all these things working together that's going to determine whether or not that page is successful.

     It's not fancy, it's not slick, but it's effective. And it works.

     Moving onto service, you know that service is another one of our cornerstones. And that comes relatively easy for Lands' End. I believe we have one of the most outstanding workforces in the world. The people at Lands' End are hard-working, they're dedicated, they simply want to do a good job. I spend a lot of time walking through the company and talking to different people and they know what our customer wants. They're very attuned to what's going on and how the customer feels, and I learn a lot from them. And as we expand into other businesses, other product categories or overseas, it's important that we extend that same level of service to those new businesses as our current customers have become accustomed to.

     There's an interesting story from our U.K. office. Someone was running a contest there for companies to see which companies offered the best customer service. Someone from our office called up and were told that Lands' End U.K. couldn't enter because it would be unfair to other companies in the contest. But we could be judges if we wanted to. It's really gratifying to see that even with a start up that's just a few years old, we've already established a reputation for service.

     These are the top priorities for us this year: making sure that the product is right, making sure that the catalog is right, that it's an effective selling tool, and making sure that our service continues to be unmatched in the catalog industry.

There are other areas that we're going to be working on, and I'd like to touch on them.

     This business has changed a lot in the last five years, and it's a lot more complicated today than it was. We're at the point where we need to start working on those processes and infrastructure pieces, the foundations for managing those businesses, to ensure that we don't have problems in the future.

     A couple areas that are priorities for us this year are managing worldwide quality and worldwide inventory. Quality is a cornerstone for us. As our international business grows and as we look to sourcing some of that product locally, it's critical that we get processes in place to manage that and ensure that we're going to meet those levels of quality.

     Inventory management is also another critical area, and we've had some problems there. In Japan, we've had some difficulties filling that business because a lot of the processes to manage it were done manually. Our fulfillment was well below our standards last fall. So we need to spend some time on worldwide inventory and worldwide quality.

     Another area for our attention is planning and tying all of the businesses together, giving us capabilities to do what-ifs, tracking customer file growth, conversion rates, profitability, return on capital. These are things that we don't really have consistent measures for or consistent reporting throughout the different businesses. Tied in with that specific planning and
reporting are the specific measures that we use.   Right now,
while we have the core measures of sales, profitability and margin, we've got to define what are all the key measures that we want to track for the different businesses. We need to make sure that we're measuring and calculating them the same way, so we can make correct decisions on allocation of resources and identify problems or potential problems before they become too large.

     We're at the point in our lives where we need to make sure that we get those pieces in place. It's a lot easier for us to do that today than it would be three or five years from now.

     Even today we've got a lot going on, with the U.K. business, the Japanese business, Willis & Geiger, Corporate Sales, Beyond Buttondowns, Coming Home. We're in many different businesses, which leads me to my last area and that is people and structure.

     I believe that each of those businesses is different. They serve different markets, different customers, in short, they have different needs. To compete in today's environment, I believe you've got to have people who are dedicated to each of those businesses, people who are thinking and breathing and living that business all the time, people who are specialists in it. And that's why we've structured the company around each of these individual businesses, and put people in charge, particularly in the areas of product development, catalog creative, and marketing, the areas that really drive the business.

     One example of this is in the core book. As Mindy mentioned, we used to have three people directing product development, we had two merchandise vice presidents and a design vice president. Today we have one, and Mindy heads up all of that so she'll be able to coordinate things much better. We expect to have a much more cohesive look throughout the book, in product and design, in color, and creatively. There will be one eye looking over the whole book.

     We made quite a few other changes throughout the company as well. There are a lot of new people in fairly high positions throughout the company, and the one thing that we all have in common is a deep commitment and dedication and belief in Lands' End's way of doing business. This is critical for us, because if Lands' End is anything, it's unique. While many casual outsiders and observers will have a difficult time understanding this, I think our longtime customers and followers and employees know it. Lands' End is not just another company. It's special, it's unique, it's creative, it's fun, it's original, it's a company with a heart and a soul. It's the preservation and nurturance of this culture that's going to ensure our success in the future. And it's those assets that aren't on the balance sheet -- our employees, our customers, customer goodwill -- that really determine our true value.

Thank you.  We're happy to take any questions you have.

        ***************************************************

Q: In the focus groups, what do your customers say they do not like about Lands' End?
A: MEADS: There are a number of things our customers bring up in the focus groups. In the one I was referring to, they were mainly looking at the new mesh knit shirt and didn't even know that we were behind the screen. They talked about shirts in general, what they don't like, what's important to them. In that particular group, we really got more details of what they wanted.

     In other groups we've shown different creative presentations, and they're very vocal about what they like and don't like. We tend to receive more positive comments, especially about our service. We find that we have to ask ourselves if we are really that good.
SMITH: Let me also address a couple of things. Pricing rarely comes up as an issue. Within our target market, people feel that we're very reasonably priced. We do hear occasionally that people feel they are getting too many catalogs. That's an area we continually spend time on, as it's in both our interests if we can target customers more effectively. Other areas for comment arise when we have women's focuses, then we get comments from men that the book's become too much women's or vice versa. We get some comments on sizes and colors, and we always get requests for more, as many people think that we should offer everything.


Q: You look at your customers on a three year basis. Would there be any opportunities to look at this on a shorter term and prospect to them rather than prospecting for entirely new customers?
A: SMITH: We report customers on a three year basis, but we look at them each individually. We don't have any arbitrary three year customer cutoff. We evaluate each customer based on when they last ordered, what their other orders were and how much they ordered. Then we determine whether it's better for us to mail that customer or to prospect for a new customer. Each customer has a different value.


Q: It seems you survey customers very thoroughly and yet response rates are falling. Can you focus your surveys on why people do not buy from the catalog?
A: SMITH: Through our market research, there are some measures that we track consistently over time in terms of awareness and how the customer feels. We've done surveys and interviews on people who haven't bought in a while and gotten some good information. Usually it's things that we don't have a lot of control over, for instance, they don't have a need for the catalog anymore, they had grandkids who are older or whatever. But I do think that, for example, advertising has always been very important to us. I think there are opportunities in terms of advertising, particularly in times like this, that may be an avenue for us to stand out a little bit with a different approach. That is something that we would consider.


Q: What is happening with the rate of returns and how does that compare with the industry?
A: ORUM: The industry-average for return rates is said to be around 15 - 20 percent over all merchandise categories. We see a dramatic difference in return rates by category, with much lower return rates in items like luggage and much higher return rates where fit is a more critical factor, whether it be women's tailored or even men's tailored clothing. Our return rates of late have not been significantly different than the prior year. To date, we're not seeing anything that's a significant trend one way or another.

Q: Is your goal to improve your return rate or do you assume this is the way it will remain?
A: ORUM: We always have a goal to improve it as it has dramatic economic impact on the business. Although many of our returns are what we call return/replace, where the customer sends it back and asks for a different size or color, it clearly adds more handling costs to complete that order. We feel that in the long run it's not good customer service, and we don't get the same customer goodwill out of a transaction that way.


Q: Given that the core business was more sluggish than you expected in the first quarter, will there be increases in your liquidations?
A: ORUM: At this point, we have a lot of the year ahead of us yet, but we don't anticipate any major shift in liquidations over prior years. We think liquidations will continue to be about the same. Our liquidations have averaged about 10 percent per year over the last few years.


Q: I sense that your clearance process is not very sophisticated compared to some of the marketing you see in the outlet areas. Would you agree and would you see getting more focused?
A: ORUM: We liquidate goods in two ways. The first is our printed media, and I think we do a fair job of that. We've tried some new things that seem to have worked pretty well for us. The second is our outlet operation, where we clear a fair amount of smaller quantities. It is a pure liquidation vehicle, whereas many outlets or manufacturers are actually making new goods for those operations. The outlet operation is an area that is going to get some attention this year, and it's been an organizational change for us. In the past, our store operations have reported through our head of inventory, and this year we'll change that so they'll be reporting to an executive that has some retail background. That could perhaps make a difference there.


Q: Did you anticipate flat sales in the first quarter? If not, why do you think sales fell off? Did you mail more or fewer catalogs in that time frame?
A: ORUM: We don't disclose our circulation or make comparisons to prior years on a quarterly basis. In terms of the core catalog, sales were flat, and we had not anticipated it being so. I don't think there's a single reason, but I do believe we're not immune to what's happening in the retail arena. I think that customers are voting with their pocketbooks right now, by not buying. As Mike pointed out, there are some things that we need to do with the core book in particular to improve its attractiveness and selling strength. We'll be focusing on that aspect the balance of the year.


Q:  Where are you on the stock repurchasing?
A: ORUM: Last year I believe we bought back about $28 million worth of stock. We still have most of the current authorized shares to buy back, and we'll be in the market now and then and work towards buying back that stock.


Q: Again on this share repurchase issue, do you buy according to price? How do you rate yourselves or evaluate how well you're doing in that share repurchase?
A: ORUM: Our general approach is to average our costs as we go through the year, and we do look at our purchases compared to the average transactions in the market. We believe that over time, if we're buying back on a regular basis and as long as we buy it at a reasonable value, it's a good investment for our shareholders. On occasion, if we see a stock price drop, we'll increase the rate at which we're purchasing.


Q: In fiscal 1989 you had a pretax margin of more than 11 percent. With your new businesses and your core businesses, can you give us an idea of what is a reasonable, normalized margin that you expect? Is 10 percent?
A: ORUM: I won't make a prediction as to where the company is going as far as our pretax margin is concerned, but clearly it would be our intent as we enter new businesses and for the core business, that it would be desirable for us to get back to those kinds of levels of profitability. We are not interested in going into a business that cannot have significant levels of profitability, but there's always this mix issue of underwriting until they get to that level of maturity. We're clearly not there, and we haven't been there for a number of years.


Q:  That would be a pretty lofty goal.
A: ORUM: That's right, just like 90 percent first time fulfillment is a lofty goal. I think that is what drives us -- setting tough goals internally for ourselves. But I won't make a prediction as to what would be a normal profit level over the next several years.
Q: How is your cash position and what do you anticipate in borrowing?
A: ORUM: We are at higher levels of borrowing now. While we had adequate cash flow from the business for last year, we also had significant capital expenditures in excess of $25 million, we had in excess of $25 million in stock repurchase, and inventories grew substantially. I don't see that our level of borrowing is at all an issue for us.


Q: You mentioned in the annual report that the paper and postage will increase your costs by $15 million. If you apply a portion of that to the first quarter, you seem to be way ahead on SG&A versus sales. Have you been surprised by the size of the increases, will it be a lot more than $15 million?
A: ORUM: In the first quarter, the rise in SG&A ratio was due to a combination of things. One of them was that we did not get the customer reaction to our core book that we had hoped for. Generally, it's been disappointing across all books in the first quarter. In terms of paper prices, yes, they are going up, and I haven't seen anything that indicates that they won't continue to climb.


Q:  Is $15 million still a good number?
A: ORUM: I think $15 million will be a minimum number for the year. As you know, our big mailings are in the fall. I'm not very good at predicting paper prices for fall, but I do see them climbing.


Q: With the increase in paper prices and postage, are you looking at changing your circulation strategy and considering a decline in circulation to improve profitability.
A: SMITH: We take each issue and basically look at each segment that we mail on a profitability basis. When the costs go up like they have, all things being equal, that raises the bar and would lead us to mail fewer catalogs than we otherwise would. We look at the return we're going to get on that customer, and we'll go down to a loss, knowing we'll make that up over the next year.
So it's the same formula, but the bar is much higher because of increased costs.


Q: Where do you stand on paper, and are there opportunities to go to a lighter weight paper or there other opportunities to save on paper.
A: SMITH: We don't think it's in our interests to go to lighter paper. Actually we can't, since we're as light as we can efficiently go. We've had a lot of efficiencies in terms of the paper and printing contracts over the last couple of years, which did improve our cost structure quite a bit. Our printing costs are pretty stable, but the cost of paper continues to rise. We don't see an opportunity to lighten the book, and we don't think it's in our best interests to take another 1/8 of an inch or a quarter of an inch off of the trim size either.

Q: What percentage of your catalogs go out to new prospects versus someone who has ordered in the last, acceptable time frame?
A: SMITH: It's different for different businesses and different issues. For the Christmas book, for example, we mail the vast majority of our file and just about all the rentals that are available and profitable for us. For some of the smaller books, it might be all buyers that we mail. It depends on the catalog and the business. Businesses like Kids or Coming Home or a new business are going to be almost all prospecting.


Q:  Can you be a growth company if the core catalog is mature?
A: ORUM: I'm not sure of your definition for a growth business. But since the bulk of our sales and profits come from that core catalog, it's important that we have some growth in that business to be able to maintain that level of profitability. I think there are opportunities outside the core business that we will continue to take advantage of. We currently have landed operations in the U.K. and Japan, and there are other countries that are open to us for expansion. We've learned a lot from launching the specialty catalog businesses over the last three or four years, and we see some opportunities in those areas yet to be realized. So I think we can continue to grow even if the core were a mature business.


Q: With respect to each of the specialty catalogs -- Beyond Buttondowns, Home and Kids -- would you tell us whether they're profitable yet, if you adjust for a normalized prospecting.
A: ORUM: If you adjust for normalized prospecting, though I'm not sure what the definition of that is, but if you took a normal level of prospecting to get an average or maintained growth out of the businesses, those businesses are profitable. All of them.


Q: How different will the catalog look this fall versus today or this past fall?
A: SMITH: I'd like to think that it will be significant, but you may have to look for it. Let me just give you a couple of examples of what I'm talking about. An example of a headline that I referred to earlier for a turtleneck might be "The best value around for $15." That doesn't tell me anything, and that's not a headline that Lands' End should do. Another headline might be: "The Lands' End seamless neck gives you more comfort than you'll find elsewhere." OK, now I've got a reason to buy the Lands' End turtleneck. Those are the kinds of things that we want to get across in the headline.

     As far as other elements of the page, for example, if you look through the book now, you'll see there may be four items on the page or six items on the page, and they're all given about equal space, they're all equally important. What we're saying in
essence is "pick one."   Or you might find one item per page.
What we want to do is control that, we want to direct the customer to where we want them to buy the product, we have to direct them to where we're going to be making the money, where the value is. We want to upgrade them where we can, and we really haven't done a very good job of that. We have so much control over how we put the page together, and we're not taking advantage of that.


Q: Is there a sense of crisis or great urgency at the company to lift the poor catalog sales and improve the books?
A: SMITH: I wouldn't characterize it as a crisis feeling, but there is certainly a sense of urgency. You have to keep in mind the cycles that we work on. Product-wise, we work a year in advance, and so next spring is where you'll see a majority of change there. Catalog-wise, we work months in advance, so we spent a lot of time working on the fall books, and you're going to see some changes there. In the product development area, the product teams have spent a lot of time working on our books, studying them, trying to figure out what's working, what isn't, what do we need to be doing, so there's a lot going on. We're spending a lot more time on the fundamentals than we have in a long time.


Q:  What are you doing in terms of electronic shopping?
A: SMITH: There's a lot going on in electronic, although nobody knows for sure where it's going to go. We are involved in some interactive tests. We have an address on the Internet, and soon we'll have a home page there as well. We're continuing to explore all the avenues, but there's nothing that we see today that's going to have material impact in the near future.


Q: Where does Lands' End stand on launching new countries internationally and new businesses domestically?
A: SMITH: Internationally, we think there's opportunity out there. Our current plan is to not go into an additional country this year, simply because of where we're at with things. Domestically, Willis & Geiger is the only new title that we've got planned for this year, and we are planning on mailing a catalog in early fall for them.


Q:  Are you open to further acquisitions?
A: SMITH: We'll continue to consider acquisition opportunities if they make sense. For example, the Territory Ahead is an acquisition we're very pleased with, and we'd love to see another opportunity like that. It's a matter of timing and fit, but we would certainly be open to considering the possibilities.


Q: In the annual report you mentioned that even with the strong growth in international, it's still less than 10 percent of your total annual sales. Would you expect to repeat that statement and in general what are your aspirations?
A: ORUM: We've seen strong growth in international, both from growth in the U.K. and also with the launch of the Japanese business. We're all very encouraged by what we're seeing, but we won't predict when we'll break the 10 percent barrier.


Q:  Are you looking to really expand the international business?
A: ORUM: We continue to feel very strongly that the international area is a great opportunity for us.


Q: You mentioned the broad number of businesses you're in. Does that imply that you want to do some paring down of some of the businesses?
A: SMITH: No. We're committed to the businesses that we're in. We just want to be careful about adding additional businesses or additional countries, and we want to make sure that we're capable of managing them when we do add them. But we're not looking at paring down our current businesses.


Q:  What do you think is the ideal domestic/import mix?
A: MEADS: We're currently at 75/25 percent domestic/import ratio, and right now we feel comfortable with going to 70/30. I don't know when we'll hit that number, and we might reevaluate it later. We need to be comfortable with the quality and need to develop our relationship with our manufacturers offshore, the same way we do domestically. We need to identify not only the manufacturers, but also the factories in which we're doing business, and that's going to take some time to get comfortable with. For right now, I think a 70/30 split is right for us.


Q: With the strong values you offer and the demographics of your customers, why not take up your prices?
A: MEADS: When we look at pricing, we look at each individual item. In many cases, if it's a significant unit, our customers can be sensitive to price, particularly more in men's than women's. In some cases when we've taken an item up a dollar, we'll sell even more units. We have to look at the market to see where the competition is, because we don't want to be above the market in any case. However, where we think we've got room to create that value, we'll take up the prices.


Q:  Are there trends that are particularly good or bad for you?
A: MEADS: The trend that's we are taking advantage of is this casual trend. We have the key pieces to work with to develop a more casual wardrobe, and that's where our strengths are. There are many fashion trends that come and go, but I think that's to our advantage. When you look at our customer demographics in age, from 35-55, it's a mature customer. There's product out there that I think they sometimes run away from. I see people trying different things. I want Lands' End to keep doing what we do best with some of our core basic products -- keeping them updated so they aren't stale, which may have been the case in the past. That's what the merchant and the design team is making sure of -- that we are unique.


Q: When you talked about price points, particularly men being cheapskates on price point, is there a possibility that you would upgrade the quality of the cotton, going to a long staple Egyptian cotton, as opposed to the cheaper grades that you've been using? Or has your market research found that you can't really upgrade the mature cheapskate.
A: MEADS: Right now we do use a lot of Egyptian cotton in our men's shirts. We are in the process of looking at where we don't have the finer cottons and putting those cottons in. What I alluded to before is that there are a few sensitive areas, and the pinpoint shirt is one. We've been at $29.50, and the whole industry has stayed at that with us. So we'll look at that in the future, but we feel comfortable that we want to stay at that price for fall.


Q: In terms of your margins, you made a lot of comments in terms of the raw material pricing going up. You're going to try not to reflect that in your prices, and you're adding product features that probably are costing you money. Can we expect your merchandise margins to be narrower going forward?
A: MEADS: I don't think so this year because we are having the benefit of sourcing more out of the Orient. We have a 75 percent split domestically. By increasing our off-shore sourcing, it gives us a better mix, whereas the competition already has 80 percent of their business in off-shore.


Q: With the home product market being as strong as it is, is there any plan to expand the merchandise line?
A: SMITH: There are a number of areas that we're looking at in the home arena, and we may decide to enter some of those in the future. There are some areas we're in that we're not particularly pleased with in terms of the results, and we want to make sure we take advantage of those before we expand much beyond that.

Q: On your top core items, how do you stand versus the competition on product differentiation? Has that gap narrowed?
A: MEADS: In many of our core products, we have been the standard for the industry, and many people have tried to copy us. At this point, there's a lot more competition. We want to take those items where people look at us and make them even better. I think you will see a difference in addition to prices that will separate us even further. I would say in general we're ahead of the market today. In some products, others have caught up, and in those cases, we'll take them further. It's really an item by item decision.


Q: You highlighted first time fulfillment as one of your goals, to get that to 90 percent. How do you reach it? Why is 90 percent the magic number, what are the tradeoffs?
A: ORUM: In some respects 90 percent is an arbitrary goal, and it is clearly a goal that is higher than the industry standard and perceived by the customer as such, which sets us apart. What do we have to do? There's lots of things that we have to do improve our first time fulfillment, without throwing tons of inventory at it. We can always bring in lots of inventory to improve that target, but we've got the back-end problem of liquidations, and that has not been our approach. The two areas of most importance are forecasting errors of the book and vendor reliability. And those are the areas that we intend to work on.

     In those cases where we have put net position management in place, we've got documented proof that we can increase inventory turn and increase fulfillment at the same time. So a big thrust is to get our larger manufacturers on net position management, not just through the cut and sewn operation, but back to the mill. It's not just a change in inventory management on Lands' End's part, it's also a structural change for the manufacturer, and it takes time and has it's ups and downs. The other area is in forecast accuracy. If there's one thing in life that is certain, besides death and taxes, it's that we'll never get our forecasts absolutely right. But there are some things we can do. Where we know that certain catalog layouts work and are predictable, we'll try to stay with those things and those can give us some reliability. Also, as we do the spacing, generally new items are the most difficult to forecast. So in the future, if we have less space given to new items in the catalog, we'll reduce our overall risk on forecasts.

Q: When we met a few months ago, Mike, you were talking about a project you were involved with to increase response rates and have a better ability to access your database and target customers better. That could have a huge impact over time if you could get those numbers up. Can you give us a rough idea of where you are and where you stand?
A: SMITH: We're working on modeling and predicting response, and we have seen some things this spring that have improved our ability to forecast fairly significantly. So we'll be rolling that out for fall, but that's something that I see as a long-term goal that we will continue to work on. Particularly as paper and postage go up, the forecast accuracy becomes that much more important -- not only at the product level, but at the customer level -- in terms of forecasting response. We've seen some things this spring that we're pleased with, and we're currently working on exploring those and implementing those things.


Q:  Can you talk about what kinds of things those would be?
A: SMITH: It has to do with looking at all of the past buying behavior of our customer. Some of our systems really aren't set up to handle a multi-catalog business and look at all the interactions between those businesses. Those are some of the things we're looking at, all the different purchases from the different catalogs, at different times. We've got to approach it very differently from a one catalog, recency/frequency/monetary value amount, so that's really what these things are looking at.


Q: How soon before you can have something like that up and running?
A: SMITH: It's one of those things where we can take advantage of some of it right away, and other pieces will take us longer.


Q: Five years ago, Lands' End was a company that did almost exactly what you are describing using the same business philosophies, and the company was not going anywhere. What makes you believe that you will not slip back into that position?
A: SMITH: About five years ago we were at 11 percent pretax, and we'd be thrilled to be there right now, so I don't know what you mean by not going anywhere. We did have a slow period in fiscal 1991 where we got a little bit conservative on product and creative, and we certainly don't want that to happen.


Q: Where do you stand people-wise in terms of running the business?
A: SMITH: I feel very good about the people we've got in place right now. While we have made a lot of changes, it involved people who were very experienced, and as I said before they know Lands' End, so they're not learning about it. We do have a lot to work on, but I feel pretty good about the people we've got in place and allowing them to spend time focusing on their business rather than trying to work a little bit on everything.


Q: You had a modest increase in shipping and handling prices to your customer. Has that or your reductions in colors and SKUs had an impact on response?
A: SMITH: We don't think that the increase in shipping really had an effect, we're still well below most of our competitors, dollar for dollar, so we don't think that had an impact.

MEADS: The reduction in SKUs is where we weren't profitable. They were small units and not something that the customer wanted, so I don't think that has had an impact on our current business. If anything, it'll help us be more focused as we direct it more.


Q: Any plans down the road to add retail locations or move beyond your liquidation needs?
A: ORUM: We will be adding some additional liquidation outlets this year in the Midwest area as we haven't added significantly to our network of 12-14 in the past two to three years. The number of stores that we have will grow with the business. We have no intention and probably an aversion to get into retail as a full price retail business.

SMITH: We don't think we've mastered catalog yet. They're two very different businesses. While we have a lot of people with retail backgrounds, we want to focus on what we know best.

ORUM: In my former life, I was with a company that was in both catalog and retail as well as manufacturing. I think the integration of retail and catalog was probably the most difficult part of that business. It's a different psyche, inventory management is different, your selling approach is different. I'm sure that the Talbot's of the world have figured out how to do both, but I'm not so sure that it's as easy and as synergistic as you might think.


SMITH: I think that's it. We've run out of questions. Thank you all for coming -- and we hope to see you again soon.